Exhibit 5.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, Westport Fuel Systems Inc.

We consent to the use of our report dated March 22, 2018, on the consolidated financial statements of Westport Fuel Systems Inc., which comprise the consolidated balance sheets as at December 31, 2017 and December 31, 2016, the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively the “consolidated financial statements”), and to the reference to our firm under the heading “Auditors” in the short-form base-shelf prospectus.

Chartered Professional Accountants

February 20, 2019

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.